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                                                                    EXHIBIT 99.1

                       TRANSCRYPT INTERNATIONAL ANNOUNCES
                       RESIGNATION OF INDEPENDENT AUDITORS

         Transcrypt International, Inc. (Nasdaq:TRIIE) announced today that Coopers & Lybrand, L.L.P., has resigned effective April 24, 1998, as the Company's independent auditors. In conjunction with its resignation, Coopers & Lybrand advised the Company that their reports with respect to the consolidated financial statements of Transcrypt and subsidiaries as of and for the years ended December 31, 1995 and 1996 are withdrawn. Transcrypt is in the process of retaining new accountants. Until such time as the Company retains new independent auditors and new auditors' reports are issued, the Company's previously issued financial statements should not be relied upon.

         As previously announced, the investigation by the independent counsel appointed by the Audit Committee is continuing and a report by another major accounting firm retained to review the accounting treatment of certain transactions is expected to be made to the Audit Committee today.

         Transcrypt also announced today that on April 24 the Company contacted Nasdaq to inform it of these events. Nasdaq informed the Company that it would effect a temporary qualification trading halt in the Common Stock of Transcrypt through at least May 7, 1998, the date on which Nasdaq has scheduled a hearing to determine whether the Common Stock of Transcrypt will continue to be listed on the Nasdaq National Market. The Company expects to present at this hearing its timetable for filing its Annual Report on Form 10-K for the year ended December 31, 1997 and amending its prior reports filed with the Securities and Exchange Commission.

         Transcrypt International, Inc., a Lincoln, Nebraska-based manufacturer of information security and wireless communication products, acquired the E.F. Johnson Company in July of 1997. Transcrypt's information security products prevent the unauthorized interception of sensitive voice and data communication. With the acquisition of E.F. Johnson, Transcrypt has more than 800 dealers and distributors in 108 countries worldwide, and ranks as the third largest manufacturer of land mobile radios in the United States.

         This press release contains forward-looking statements and, as such, may involve risks and uncertainties that are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995.

CONTACT: Jeffery L. Fuller, President & CEO, or Craig J. Huffaker, CFO, 402-474-4800, both of Transcrypt International, Inc.; or Jeffrey S. Lloyd or Steve Hawkins, both of Sitrick and Company, 310-788-2850